Exhibit 23.4
CONSENT OF ENGINEER

I hereby consent to references to my name under the heading “Description of the Business — Mineral Reserves and Resources” and all other references to my name included or incorporated by reference in: (i) Teck Resources Limited’s Annual Report on Form 40-F for the year ended December 31, 2025; (ii) Teck Resources Limited’s registration statements on Form S-8 (File Nos. 333-140184, 333-170840 and 333-205514), filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended as applicable.

Sincerely,
/s/ Fernando Angeles Beron
Name: Fernando Angeles Beron Title: P. Eng

Lima, Peru Date: February 19, 2026